    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 17, 1998

                                                     REGISTRATION NO. 333-55819

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------
                        POST-EFFECTIVE AMENDMENT NO. 1
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------
                            CYBERIAN OUTPOST, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                    5734                    06-1419111
     (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL            IDENTIFICATION NO.)
     INCORPORATION OR        CLASSIFICATION CODE
      ORGANIZATION)                NUMBER)

                      27 NORTH MAIN STREET--P.O. BOX 636
                            KENT, CONNECTICUT 06757
                                 (860)927-2050
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ---------------

                                  DARRYL PECK
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            CYBERIAN OUTPOST, INC.
                      27 NORTH MAIN STREET--P.O. BOX 636
                            KENT, CONNECTICUT 06757
                                 (860)927-2050
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ---------------

                                  COPIES TO:
       STANFORD N. GOLDMAN, JR.                   ROBERT A. SCHWED
           PETER S. LAWRENCE                      OTHON A. PROUNIS
          MICHAEL L. FANTOZZI                REBOUL, MACMURRAY, HEWITT,
      MINTZ, LEVIN, COHN, FERRIS,                 MAYNARD & KRISTOL
        GLOVSKY AND POPEO, P.C.                 45 ROCKEFELLER PLAZA
         ONE FINANCIAL CENTER                    NEW YORK, NY 10111
           BOSTON, MA 02111                         (212)841-5700
             (617)542-6000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] Registration No. 333-55819
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ---------------
                               SUPPLEMENTAL NOTE
  THIS REGISTRATION STATEMENT WAS DECLARED EFFECTIVE BY THE SECURITIES AND EXCHANGE COMMISSION ON JULY 30, 1998. THIS POST-EFFECTIVE AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT IS BEING FILED SOLELY FOR THE PURPOSE OF FILING
EXHIBIT 1.1 THERETO AND AMENDING EXHIBIT 5.1 THERETO.

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

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the Registrant's expenses in connection with the issuance and distribution of the securities being registered. Except for the SEC Registration Fee and the National Association of Securities Dealers, Inc. ("NASD") Filing Fee, the amounts listed below are estimates:

   SEC Registration Fee............................................. $   20,650
   NASD Filing Fee..................................................      7,500
   Nasdaq Listing Fees..............................................     95,000
   Legal Fees and Expenses..........................................    400,000
   Blue Sky Fees and Expenses.......................................      5,000
   Accounting Fees and Expenses.....................................    250,000
   Printing and Engraving...........................................    175,000
   Transfer Agent and Register Fees and Expenses....................      2,000
   Miscellaneous....................................................     94,850
                                                                     ----------
     TOTAL.......................................................... $1,050,000
                                                                     ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Company's Restated Certificate of Incorporation (the "Certificate of Incorporation") provides that the Company shall indemnify to the fullest extent authorized by the Delaware General Corporation Law ("DGCL"), each person who is involved in any litigation or other proceeding because such person is or was a director or officer of the Company or is or was serving as an officer or director of another entity at the request of the Company, against all expense, loss or liability reasonably incurred or suffered in connection therewith. The Certificate of Incorporation provides that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition, provided, however, that such advance payment will only be made upon delivery to the Company of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification. If the Company does not pay a proper claim for indemnification in full within 60 days after a written claim for such indemnification is received by the Company, the Certificate of Incorporation and the Company's Bylaws authorize the claimant to bring an action against the Company and prescribe what constitutes a defense to such action.

  Section 145 of the DGCL permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

  Pursuant to Section 102(b)(7) of the DGCL, Article Tenth of the Certificate of Incorporation eliminates the liability of a director to the Company or its stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising (i) from any breach of the director's duty of loyalty to the Company or its stockholders, (ii) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) from any transaction from which the director derived an improper personal benefit.

  The Company intends to obtain insurance policies insuring the directors and officers of the Company against certain liabilities that they may incur in their capacity as directors and officers. Under such policies, the insurers, on behalf of the Company, may also pay amounts for which the Company has granted indemnification to the directors or officers.

  Additionally, reference is made to the Underwriting Agreement filed as
Exhibit 1.1 hereto, which provides for indemnification by the Underwriters of the Company, its directors and officers who sign the Registration Statement and persons who control the Company, under certain circumstances.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  In the three years preceding the filing of this Registration Statement, the Company has sold the following securities that were not registered under the Securities Act:

 (a) Issuances of Capital Stock and Warrants

  On December 1, 1995, the Company issued and sold 600,000 shares of its Common Stock for an aggregate purchase price of $200,000 to a single investor in a private placement.

  On May 30, 1997, the Company issued an aggregate of 147,059 shares of Series A Convertible Preferred Stock to five investors in exchange for $500,000 in outstanding debt obligations of the Company.

  On May 30, 1997 and July 28, 1997, the Company issued and sold an aggregate of 535,678 shares of its Series A Convertible Preferred Stock at a price per share of $3.40 to 17 investors in a private placement for aggregate proceeds of approximately $1.8 million.

  During the period ended February 29, 1996, and during the years ended February 28, 1997 and 1998, the Company issued 570,000, 451,647, and 228,639 shares of Common Stock to employees and consultants in exchange for services.

  On October 31, 1997, the Company issued and sold an aggregate of 163,043 shares of its Series B Convertible Preferred Stock at a price per share of $4.60 to two investors in a private placement for aggregate proceeds of $750,000.

  On February 27, 1998, March 6, 1998, March 10, 1998, March 13, 1998, March
16, 1998 and March 27, 1998, the Company issued and sold an aggregate of 2,770,125 shares of its Redeemable Series C Convertible Preferred Stock at a price per share of $7.96 to 58 investors in a private placement for aggregate proceeds of approximately $22 million.

  On March 23, 1998, the Company issued 163,043 shares of Series B Convertible Preferred Stock to Winfield Capital Corp. upon the conversion of a $750,000 convertible debenture.

  On July 18, 1996, the Company issued a warrant to purchase 180,000 shares of Common Stock at an exercise price of $.0041 per share to a placement agent.

  On May 30, 1997 and July 28, 1997, the Company issued warrants to purchase an aggregate of 261,478 shares of Common Stock at an exercise price of $1.13 per share to a placement agent in connection with the Series A Convertible Preferred Stock financing.

  On December 1, 1997, the Company issued warrants to purchase 1,067,121 shares of Common Stock at an exercise price of $2.65 per share in connection with a marketing agreement.

  On January 13, 1998, the Company issued warrants to purchase 376,884 shares of Common Stock at an exercise price of $2.65 per share in connection with a note payable.

  On February 27, 1998, March 13, 1998, March 15, 1998 and March 27, 1998, the Company issued warrants to purchase an aggregate of 474,311 shares of Common Stock at an exercise price of $2.67 per share to an investment banker in connection with the Redeemable Series C Convertible Preferred Stock financing.

  In connection with the Redeemable Series C Convertible Preferred Stock financing, on February 27, 1998, March 6, 1998, March 10, 1998, March 13, 1998, March 16, 1998 and March 27, 1998, the Company sold contingent stock purchase warrants to the holders of the Redeemable Series C Convertible Preferred Stock for the purchase of an aggregate of 1,246,556 shares of Common Stock for a purchase price of $.0889 per warrant share for aggregate proceeds of approximately $110,805. The contingent warrants are exercisable at an exercise price of $3.33 per share.

 (b) Certain Grants and Exercises of Stock Options

  Pursuant to the 1997 Inventive Stock Plan, the 1998 Incentive Stock Plan and the 1998 Employee, Director and Consultant Stock Plan (collectively, the "Stock Plans"), the Company had as of July 28, 1998 issued options to purchase an aggregate of 4,268,700 shares of Common Stock, of which options to purchase an aggregate of 112,500 shares of Common Stock are exercisable, at a weighted average exercise price of $3.90 per share. As of July 28, 1998, no options pursuant to the foregoing have been exercised.

  The sale and issuance of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 (a) Exhibits

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
   1.1   --Underwriting Agreement, dated July 30, 1998.
  @3.1   --Plan and Agreement of Merger.
  @3.2   --Amended and Restated Certificate of Incorporation of the Registrant
           (Connecticut).
  @3.3   --Restated Certificate of Incorporation of the Registrant (Delaware).
  @3.4   --Amended and Restated Bylaws of the Registrant (Connecticut).
  @3.4.1 --Restated Bylaws of the Registrant (Delaware).
  @3.5   --Form of Restated Bylaws of the Registrant (Delaware).
  @4.1   --Form of Common Stock Certificate.
   5.1   --Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. with respect to the legality of securities being registered.
 @10.1   --Lease, dated December 2, 1997, between Barton Kent LLC and the
           Registrant.
 @10.2   --Lease, dated December 2, 1997, between Barton Kent LLC and the
           Registrant.
 @10.3   --Lease, dated February 16, 1998, between Barton Kent LLC and the
           Registrant.
 @10.4   --Lease, dated May 4, 1998, between Barton Kent LLC and the
           Registrant.
 @10.5   --1997 Incentive Stock Plan.
 @10.6   --1998 Incentive Stock Plan.
 @10.7   --1998 Employee, Director and Consultant Stock Plan.
 @10.8   --Employment Agreement, dated June 2, 1998, between the Registrant and
           Darryl Peck.

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
 @ 10.9  --Employment Agreement, dated June 2, 1998, between the Registrant and
           Katherine N. Vick.
 @+10.10 --Interactive Marketing Agreement, dated December 1, 1997, by and between America Online, Inc. and the Registrant.
 @+10.11 --Agreement, dated April 7, 1998, by and between Lycos-Bertelsmann
           GmbH and the Registrant.
 @+10.12 --Co-Marketing Agreement, dated July 16, 1998, by and between
           StarMedia Network, Inc. and the Registrant.
 @+10.13 --Promotion Agreement, dated January 26, 1998, by and between CNET,
           Inc. and the Registrant.
 @+10.14 --Merchant Integration Agreement, dated January 6, 1998, by and between Infospace and the Registrant.
 @+10.15 --Sponsorship Agreement, dated December 4, 1997, by and between
           Excite, Inc. and the Registrant.
 @+10.16 --Marketing Agreement, dated May 21, 1998, by and between
           theglobe.com, Inc. and the Registrant.
 @+10.17 --Renewal, dated May 8, 1998, to Advertising Agreement by and between go2net and the Registrant.
 @ 11.1  --Computation of Loss Per Share.
 @ 21.1  --Subsidiaries of the Company.
 @ 23.1  --Consent and Report on Schedule of KPMG Peat Marwick LLP.
 @ 23.2  --Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see
           Exhibit 5.1).
 @ 24.1  --Power of Attorney.
 @ 99.1  --Consent of Jupiter Communications
 @ 99.2  --Consent of International Data Corporation
 @ 99.3  --Consent of Word of Net Promotions
 @ 99.4  --Consent of Louise R. Cooper
 @ 99.5  --Request for Withdrawal of Exhibit

--------
@  Previously filed.
*  To be filed by amendment.
+ Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Commission.

 (b) Financial Statement Schedules

  Schedule II, Valuation of Qualifying Accounts

  All other schedules are omitted because they are not required, are not applicable or the information is included in the Consolidated Financial Statements or Notes thereto.

ITEM 17. UNDERTAKINGS

  (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under "Item 14-Indemnification of Directors and Officers" above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (b) The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in Kent, Connecticut, on August 17, 1998.

                                          CYBERIAN OUTPOST, INC.

                                                      /s/ Darryl Peck
                                          By: _________________________________
                                                       DARRYL PECK,
                                               PRESIDENT AND CHIEF EXECUTIVE
                                                          OFFICER

  Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

              SIGNATURE                        TITLE
                                                                     DATE

           /s/ Darryl Peck             President, Chief        August 17, 1998
-------------------------------------   Executive Officer
             DARRYL PECK                and Director
                                        (Principal
                                        executive officer)

                  *                    Executive Vice          August 17, 1998
-------------------------------------   President and
          KATHERINE N. VICK             Director (Principal
                                        financial and
                                        accounting officer)

                  *                    Director                August 17, 1998
-------------------------------------
           CHARLES JACKSON

                  *                    Director                August 17, 1998
-------------------------------------
           MICHAEL MURRAY

                  *                    Director                August 17, 1998
-------------------------------------
         WILLIAM C. MULLIGAN

                  *                    Director                August 17, 1998
-------------------------------------
            DAVID YARNELL

  *By executing his name hereto, Darryl Peck is signing this document on behalf of the persons indicated above pursuant to powers of attorney duly executed by such persons and filed with the Securities and Exchange Commission.

            /s/ Darryl Peck
By: _________________________________
             DARRYL PECK
         (ATTORNEY-IN-FACT)

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                             DESCRIPTION
 -------                            -----------
    1.1  --Underwriting Agreement, dated July 30, 1998.
   @3.1  --Plan and Agreement of Merger.
   @3.2  --Amended and Restated Certificate of Incorporation of the
           Registrant (Connecticut).
   @3.3  --Restated Certificate of Incorporation of the Registrant
           (Delaware).
   @3.4  --Amended and Restated Bylaws of the Registrant (Connecticut).
  @3.4.1 --Restated Bylaws of the Registrant (Delaware).
   @3.5  --Form of Restated Bylaws of the Registrant (Delaware).
   @4.1  --Form of Common Stock Certificate.
    5.1  --Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
           with respect to the legality of securities being registered.
  @10.1  --Lease, dated December 2, 1997, between Barton Kent LLC and the
           Registrant.
  @10.2  --Lease, dated December 2, 1997, between Barton Kent LLC and the
           Registrant.
  @10.3  --Lease, dated February 16, 1998, between Barton Kent LLC and the Registrant.
  @10.4  --Lease, dated May 4, 1998, between Barton Kent LLC and the
           Registrant.
  @10.5  --1997 Incentive Stock Plan.
  @10.6  --1998 Incentive Stock Plan.
  @10.7  --1998 Employee, Director and Consultant Stock Plan.
  @10.8  --Employment Agreement, dated June 2, 1998, between the
           Registrant and Darryl Peck.
  @10.9  --Employment Agreement, dated June 2, 1998, between the
          Registrant and Katherine N. Vick.
 @+10.10 --Interactive Marketing Agreement, dated December 1, 1997, by and between America Online,
          Inc. and the Registrant.
 @+10.11 --Agreement, dated April 7, 1998, by and between Lycos-
          Bertelsmann GmbH and the Registrant.
 @+10.12 --Co-Marketing Agreement, dated July 16, 1998, by and between
          StarMedia Network, Inc. and the Registrant.
 @+10.13 --Promotion Agreement, dated January 26, 1998, by and between
          CNET, Inc. and the Registrant.
 @+10.14 --Merchant Integration Agreement, dated January 6, 1998, by and between Infospace and the Registrant.
 @+10.15 --Sponsorship Agreement, dated December 4, 1997, by and between
          Excite, Inc. and the Registrant.
 @+10.16 --Marketing Agreement, dated May 21, 1998, by and between
          theglobe.com, Inc. and the Registrant.
 @+10.17 --Renewal, dated May 8, 1998, to Advertising Agreement by and between go2net and the Registrant.
 @ 11.1  --Computation of Loss Per Share.
 @ 21.1  --Subsidiaries of the Company.
 @ 23.1  --Consent and Report on Schedule of KPMG Peat Marwick LLP.
 @ 23.2  --Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
          (see Exhibit 5.1).
 @ 24.1  --Power of Attorney.
 @ 99.1  --Consent of Jupiter Communications
 @ 99.2  --Consent of International Data Corporation
 @ 99.3  --Consent of Word of Net Promotions
 @ 99.4  --Consent of Louise R. Cooper
 @ 99.5  --Request for Withdrawal of Exhibit

--------
@  Previously filed.
*  To be filed by amendment.
+ Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Commission.